Exhibit 99.1

Semtech Announces Second Quarter of Fiscal Year 2012 Results and Expansion of Stock Repurchase Plan

  Record Quarterly Revenue of $130M up 15% Year Over Year
  Quarterly Gross Profit Margin of 60.4%
  Record Quarterly Operating Profit of $31.9M
  Record Diluted Earnings Per Share of $0.40

CAMARILLO, Calif.--(BUSINESS WIRE)--August 24, 2011--Semtech Corp. (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today reported unaudited financial results for its second quarter of fiscal year 2012, which ended July 31, 2011. The company also announced that its Board of Directors approved increasing the existing stock repurchase authorization by $36 million. Prior to the increase, the company had $14 million remaining in the authorization implemented in March 2008.

Net revenue for the second quarter of fiscal year 2012 was $130.3 million, up 15.0 percent from the second quarter of fiscal year 2011 and up 6.4 percent from the first quarter of fiscal year 2012.

Net income for the second quarter of fiscal year 2012, computed in accordance with U.S. generally accepted accounting principles (GAAP), was $27.1 million or 40 cents per diluted share. This compares to GAAP net income of $19.7 million or 31 cents per diluted share in the second quarter of fiscal year 2011 and GAAP net income of $22.6 million or 34 cents per diluted share in the first quarter of fiscal year 2012.

GAAP gross profit margin for the second quarter of fiscal year 2012 was 60.4 percent compared to 59.6 percent in the second quarter of fiscal year 2011 and 60.4 percent in the first quarter of fiscal year 2012.

To facilitate the complete understanding of comparable financial performance between periods, Semtech also presents performance results net of certain non-cash and one-time items. Semtech's non-GAAP results exclude the following items:

  Stock-based compensation expense
  Expenses related to class action litigation and ongoing stock option related matters, net of insurance recoveries
  Changes related to increased cost of goods sold for fair value inventory adjustments made as part of the purchase price allocation for the acquisition of Sierra Monolithics, Inc.
  Amortization of acquired intangible assets

Excluding the items listed above, non-GAAP net income for the second quarter of fiscal year 2012 was $33.2 million or 49 cents per diluted share. Non-GAAP net income was $26.7 million or 42 cents per diluted share in the second quarter of fiscal year 2011 and was $30.0 million or 45 cents per diluted share in the first quarter of fiscal year 2012.

Non-GAAP gross profit margin for the second quarter of fiscal year 2012 was 60.6 percent. Non-GAAP gross profit margin for the second quarter of fiscal year 2011 was 60.1 percent and 60.6 percent in the first quarter of fiscal year 2012.

Semtech had $313.6 million of cash, cash equivalents and marketable securities as of July 31, 2011, up from $276.3 million at the end of the first quarter of fiscal year 2012.

Mohan Maheswaran, Semtech's President and Chief Executive Officer, stated, "The second quarter of fiscal year 2012 was another record quarter for Semtech. Our strong top-line growth enabled us to deliver record profits to our shareholders and grow our cash and investments balance by $37 million. We believe the ongoing global demand for increased bandwidth, smaller electronic devices and ‘greener’ technology will drive growth in the high-performance analog sector for many years and that Semtech is well-positioned to capitalize on these long-term trends.”

The results announced today are preliminary, as they are subject to customary quarterly review procedures by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company will have filed its quarterly report on Form 10-Q for the second quarter of fiscal year 2012.

Third Quarter of Fiscal Year 2012 Outlook

  Net sales are expected to be in the range of $120.0 million to $128.0 million
  GAAP gross profit margin is expected to decline between 60 and 100 basis points sequentially
  GAAP SG&A expense is expected to be in the range of $21.1 million to $21.6 million
  GAAP R&D expense is expected to be in the range of $20.4 million to $21.7 million
  Stock-based compensation expense, which is included in the preceding estimates, is expected to be approximately $5.5 million, categorized as follows: $0.2 million cost of sales, $2.6 million SG&A, and $2.7 million R&D
  Amortization of acquired intangible assets is expected to be approximately $2.1 million
  Restructuring charges are expected to be approximately $1.0 million
  GAAP tax rate is expected to be in the range of 13% to 15%
  GAAP earnings are expected to be in the range of 34 to 38 cents per diluted share
  Non-GAAP earnings are expected to be in the range of 45 to 49 cents per diluted share
  Fully diluted share count is expected to be approximately 68.0 million
  Capital expenditures are expected to be approximately $8.0 million

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with GAAP, this release includes a non-GAAP presentation of gross profit, net income and earnings per diluted share. To provide additional insight into the Company's third quarter outlook, this release includes a presentation of forward-looking non-GAAP earnings per diluted share. All of these non-GAAP measures exclude stock-based compensation, amortization of acquired intangible assets, restructuring charges and the other items detailed above. These non-GAAP measures are provided to enhance the user's overall understanding of the Company's comparable financial performance between periods. In addition, the Company's management generally excludes such items in managing and evaluating the performance of the business. A further discussion of these non-GAAP financial measures can be found above. Reconciliations of GAAP results for the second quarter of fiscal years 2012 and 2011 and the first quarter of fiscal year 2012, as well as a reconciliation of forward-looking earnings per diluted share for the third quarter of fiscal year 2012, appear with the financial statements included with this release. These additional financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

Forward-Looking and Cautionary Statements

This report contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. These forward-looking statements are identified by the use of such terms and phrases as "intends," "goal," "estimate, "expect," "project," "plans," "anticipates," "should," "will," "designed to," "believe," and other similar expressions which generally identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Important factors that could cause actual results to differ materially include, but are not limited to: the continuation and/or pace of key trends considered to be main contributors to the Company's growth, such as demand for increased network bandwidth, demand for increasing energy efficiency in the Company's products or end use applications of the products, demand for increasing miniaturization of electronic components; shifts in demand among target customers, and other comparable changes in projected or anticipated markets; adequate supply of components and materials from our suppliers, and of our products from our third-party manufacturers; the Company's ability to forecast and achieve anticipated revenues and earnings estimates in light of periodic economic uncertainty; the Company's ability to manage expenses to achieve anticipated amounts; and the amount and timing of expenditures for capital equipment deemed necessary or advisable by the Company. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2011, in the Company's other filings with the SEC, and in material incorporated therein by reference. In light of the significant uncertainties inherent in the forward-looking information included herein, any such forward-looking information should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. Investors are cautioned not to place undue reliance on any forward-looking information contained herein. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Semtech and the Semtech logo are marks of Semtech Corporation.

SEMTECH CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Table in thousands - except per share amount)

	Three Months Ended			Six Months Ended
	July 31,	May 1,	Aug 1,	July 31,	Aug 1,
	2011	2011	2010	2011	2010
	Q2 2012	Q1 2012	Q2 2011	FY 2012	FY 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$130,254	$122,371	$113,227	$252,625	$215,107
Cost of sales	51,534	48,517	45,795	100,051	90,628
Gross profit	78,720	73,854	67,432	152,574	124,479
Operating costs and expenses:
Selling, general and administrative	22,481	26,705	24,915	49,186	51,266
Product development and engineering	22,228	18,525	17,404	40,753	32,707
Amortization of acquired intangible assets	2,103	2,102	2,405	4,205	4,810
Total operating costs and expenses	46,812	47,332	44,724	94,144	88,783
Operating income	31,908	26,522	22,708	58,430	35,696
Interest and other income, net	(117)	(440)	308	(557)	505
Income before taxes	31,791	26,082	23,016	57,873	36,201
Provision for taxes	4,653	3,500	3,354	8,153	5,737
Net income	$27,138	$22,582	$19,662	$49,720	$30,464

Earnings per share:
Basic	$0.41	$0.35	$0.32	$0.76	$0.49
Diluted	$0.40	$0.34	$0.31	$0.74	$0.48

Weighted average number of shares:
Basic	65,547	64,552	61,933	65,050	61,679
Diluted	68,186	67,123	63,552	67,638	63,264

SEMTECH CORPORATION
CONSOLIDATED BALANCE SHEETS
(Table in thousands)

	July 31,	Jan 30,
	2011	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$140,589	$119,019
Temporary investments	141,937	112,237
Receivables, less allowances	51,303	50,610
Inventories	49,203	47,719
Deferred income taxes	13,369	13,369
Other current assets	10,527	10,744
Total current assets	406,928	353,698

Property, plant and equipment, net	68,096	56,778
Long-term investments	31,082	27,086
Goodwill	129,651	129,651
Other intangible assets, net	70,618	74,823
Other assets	23,514	17,907
Total assets	$729,889	$659,943

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,088	$29,629
Accrued liabilities	20,838	48,723
Income taxes payable	2,274	2,928
Deferred revenue	5,702	5,020
Accrued taxes	4,191	4,191
Deferred income taxes	3,334	3,334
Total current liabilities	70,427	93,825

Deferred income taxes - non-current	15,262	11,120
Accrued taxes	10,548	10,548
Other long-term liabilities	15,521	15,835

Shareholders’ equity	618,131	528,615
Total liabilities & shareholders' equity	$729,889	$659,943

SEMTECH CORPORATION
SUPPLEMENTAL INFORMATION - NOTES TO CONSOLIDATED GAAP STATEMENTS OF INCOME
(Tables in thousands - except per share amounts)

	Three Months Ended			Six Months Ended
	July 31,	May 1,	Aug 1,	July 31,	Aug 1,
	2011	2011	2010	2011	2010
Stock-based Compensation Expense	Q2 2012	Q1 2012	Q2 2011	FY 2012	FY 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Cost of sales	$195	$279	$646	$474	$1,172
Selling, general and administrative	2,666	5,618	4,702	8,284	10,306
Product development and engineering	1,760	1,590	1,858	3,350	4,028
Total stock-based compensation expense	$4,621	$7,487	$7,206	$12,108	$15,506

	Three Months Ended			Six Months Ended
	July 31,	May 1,	Aug 1,	July 31,	Aug 1,
	2011	2011	2010	2011	2010
Gross Profit - Reconciliation GAAP to Non-GAAP	Q2 2012	Q1 2012	Q2 2011	FY 2012	FY 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

GAAP gross profit	$78,720	$73,854	$67,432	$152,574	$124,479
Adjustments to GAAP gross profit:
Stock-based compensation expense	195	279	646	474	1,172
Fair value adjustment related to acquired inventory	-	-	-	-	2,311
Non-GAAP gross profit	$78,915	$74,133	$68,078	$153,048	$127,962

	Three Months Ended			Six Months Ended
	July 31,	May 1,	Aug 1,	July 31,	Aug 1,
	2011	2011	2010	2011	2010
Net Income - Reconciliation GAAP to Non-GAAP	Q2 2012	Q1 2012	Q2 2011	FY 2012	FY 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

GAAP net income	$27,138	$22,582	$19,662	$49,720	$30,464

Adjustments to GAAP net income:
Stock-based compensation expense	4,621	7,487	7,206	12,108	15,506
Legal expenses related to stock option matters	55	132	1,065	187	2,688
Fair value adjustment related to acquired inventory	-	-	-	-	2,311
Amortization of acquired intangible assets	2,103	2,102	2,405	4,205	4,810
Total before taxes	6,779	9,721	10,676	16,500	25,315
Associated tax effect	(703)	(2,339)	(3,613)	(3,042)	(7,007)
Total of supplemental information net of taxes	6,076	7,382	7,063	13,458	18,308
Non-GAAP net income	$33,214	$29,964	$26,725	$63,178	$48,772

Diluted GAAP earnings per share	$0.40	$0.34	$0.31	$0.74	$0.48
Adjustments per above	0.09	0.11	0.11	0.19	0.29
Diluted non-GAAP earnings per share	$0.49	$0.45	$0.42	$0.93	$0.77

	Three Months Ended			Six Months Ended
	July 31,	May 1,	Aug 1,	July 31,	Aug 1,
	2011	2011	2010	2011	2010
Tax Impact Associated With Supplemental Information	Q2 2012	Q1 2012	Q2 2011	FY 2012	FY 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjustments to GAAP net income:
Stock-based compensation expense	$150	$1,808	$2,703	$1,958	$3,738
Legal expenses related to stock option matters	23	44	263	67	880
Fair value adjustment related to acquired inventory	-	-	-	-	878
Amortization of acquired intangible assets	530	487	647	1,017	1,511
Total of associated tax effect	$703	$2,339	$3,613	$3,042	$7,007

Q3 FY12 Earnings Per Share Guidance
GAAP to Non-GAAP Reconciliation (net of tax)
	Low	High
GAAP EPS	0.34	0.38

Stock based compensation expense	0.07	0.07
Restructuring	0.01	0.01
Amortization of acquired intangibles	0.03	0.03
Non-GAAP EPS	$0.45	$0.49

CONTACT:
Semtech Corporation
Linda Brewton, 805-480-2004
webir@semtech.com